Exhibit 10.9

English translation

For reference only

Guarantee Contract of Maximum Amount

No.:

Creditor (Full Name): Changzhou New North District Sub-Branch, Agricultural Bank of China

Guarantor (Full Name):

WHEREAS, Changzhou Trina Solar Energy Co., Ltd. (hereinafter referred to as “the Debtor”) and the Creditor have entered into a series of loan contracts (hereinafter referred to as “the Main Contracts”) within the period and under the maximum amount as stipulated in Article I herein, the Guarantor undertakes to provide the Debtor with its guarantee over the indebtedness formed under the Main Contracts with the Creditor. Pursuant to the relevant laws and regulations of the People’s Republic of China, the parties concerned have hereby entered into this Contract after negotiation.

Article I Creditor’s Right to be Secured and the Maximum Amount

1.	The Guarantor undertakes to provide the Debtor with his guarantee for the indebtedness, which shall have a maximum balance of the indebtedness in RMB (in words) , derived from the various businesses agreed herein from to . Foreign currencies shall be converted with the selling price on the date of operation. The maturity date of the indebtedness during the aforesaid period shall not exceed . The aforesaid operations include: (subject to those marked with “☒”)

☒	RMB/Foreign Currency Loan	☒	L/C Issuance
☒	Export Packing Credit	☐	Commercial Draft Discount
☐	Import Bill Advance	☒	Bank Guarantee
☐	Commercial Draft Acceptance	☐	Export Bill Advance

Other businesses:                                         .

2.	Within the term and the maximum amount agreed herein, the Debtor is entitled to apply for revolving utilization of the above bank credit facilities. The commencing date, maturity date, interest rate and amount of every indebtedness shall be subject to the loan certificate or relevant credit certificate under the Main Contracts.

3.	Within the term and the maximum amount agreed herein, the Creditor does not have to go through guarantee procedures every time it extends credit agreed hereto or provide other bank credits.

4.	For businesses done within the duration and the maximum amount agreed herein, in whatever currency, the Guarantor shall be responsible for providing its guarantee for the indebtedness in original currency.

Article II Scope of Guarantee

The guarantee covers all the expenses of the Debtor for the enforcement of the Creditor’s right, which include all of the loan, the principal, interest, penalty interest, compound interest, default penalty, damages, litigation costs and attorney’s fees related to the indebtedness under the Main Contracts with the Creditor.

The Guarantor shall bear the joint and several liability for the indebtedness which exceeds the maximum amount caused by the fluctuation of the exchange rate.

Article III Form of Guarantee

The guarantee under this Contract is a guarantee with joint and several liability. If more than one Guarantor is involved in the guarantee under this Contract, the joint and several liability shall be jointly shared by the Guarantors concerned.

Article IV Term of Guarantee

1.	The term of guarantee shall be two years beginning from the maturity date for repayment obligation of the Debtor under the Main Contracts.

2.	For bank acceptance, L/C issuance and letter of indemnity, the term of guarantee shall be two years beginning from the date of advance by the Creditor.

3.	For acceptance of commercial draft discount, the term of guarantee shall be two years beginning from the expiry date of the commercial draft.

4.	If the Creditor and the Debtor have reached an agreement on the extension of the term of performance of the indebtedness under the Main Contracts, the Guarantor shall continue to undertake the guarantee obligation. The term of guarantee shall be two years beginning from the termination of the extended term of performance of the indebtedness as specified in the said agreement.

5.	In case of a circumstance as regulated in the relevant laws or regulations as specified in the Main Contracts which has led the Creditor to declare pre-maturity of the indebtedness under the Main Contracts, the term of guarantee shall be two years beginning from the date of the pre-maturity of the indebtedness as demanded by the Creditor.

Article V Guarantor’s Undertakings

1.	To provide authentic, complete and effective financial reports and statements as well as other relevant materials and information.

2.	If the Debtor fails to perform the obligations as specified in the Main Contracts, the Guarantor shall voluntarily undertake the guarantee obligations.

3.	If the Guarantor fails to perform the guarantee obligations as agreed herein, the Creditor is entitled to deduct the corresponding amount directly from any account of the Guarantor.

4.	The Guarantor shall give a written notice to the Creditor within five days in case any of the following events occurs:

(1)	A change in the subsidiary relation, staff of the senior management, amendment to the Articles of Association or an adjustment in the corporate structure.

(2)	Cessation of production, going out of business, cancellation of registration or revocation of business license.

(3)	Deterioration of financial situation, serious difficulties in production and business, or a major litigation or arbitration.

(4)	A change in name, address, legal representative or means of contact.

(5)	Any circumstances that may adversely affect the enforcement of the Creditor’s right by the Creditor.

5.	If the Guarantor intends to take any of the following actions, he shall apply with a written notice fifteen days in advance for a written consent from the Creditor:

(1)	The Guarantor changes its corporate structure or operation, including but not limited to contracting, leasing, reform of stockholding system, joint operation, merger, acquisition, divestiture, joint venture, asset transfer, application for suspension of business for regulatory measures, application for dissolution and application for bankruptcy.

(2)	The Guarantor provides guarantee for the debt of a third party or utilizes his major asset as a mortgage or pledge guarantee for his own or a third party’s debt, which may affect his performance of obligations hereunder.

6.	If the Debtor provides collateral as a guarantee, the Guarantor undertakes his guarantee obligations over all the debts undertaken as before the collateral comes into effect.

7.	If the Debtor and the Guarantor default under the Main Contracts or hereunder, the Creditor is entitled to declare pre-maturity of the indebtedness hereunder and demand the Guarantor to perform and undertake the joint and several liability as agreed herein.

Article VI Event of Default

The Creditor and the Guarantor shall perform their obligations in accordance with this Contract when it becomes effective. Either party who fails to do so shall undertake the corresponding liability and compensate the damages incurred to the other party.

Article VII Dispute Resolution

Any dispute arising from the performance of this Contract shall be resolved through negotiation between the parties, or in accordance with the first of the following options:

1.	Legal action at the court of jurisdiction over the area where the Creditor is located.

2.	Arbitration. Submitted to Arbitration Commission in accordance with the arbitration rules effective at the date of application.

During the course of litigation or arbitration, the parties concerned shall continue to perform the terms of this Contract that are not involved in the dispute.

Article VIII Miscellaneous

1.	The Guarantor shall voluntarily examine the business situation of the Debtor and the Debtor’s performance of operations hereunder. The Main Contracts, loan certificate or relevant credit certificate for the operations hereunder will not be sent to the Guarantor.

Article IX Effectiveness

This Contract shall come into effect upon the date this Contract is signed or sealed by the parties involved.

Article X This Contract is executed in three counterparts each to be held each of the parties to this Contract. All the counterparts have the same legal effect.

Article XI Special Notice

The Creditor has furnished the Guarantor with a complete and accurate understanding of all the printed provisions of this Contract and has made, upon the request of the Guarantor, corresponding explanations over the relevant provisions hereunder. Both parties to this Contract have reached an agreed understanding of the meanings and implications of this Contract.

Creditor (Signature or Seal):	Guarantor (Signature or Seal):

Changzhou New District Sub-branch,	Changzhou Fulai Real Estate
Agricultural Bank of China	Development Co., Ltd.
(Seal)	(Seal)

Responsible Person or
Authorized Representative:	Legal Representative or
Authorized Representative:
(Seal/Sign)	(Seal/Sign)

Guarantor (Signature/Seal):	Guarantor (Signature/Seal):

Legal Representative or	Legal Representative or
Authorized Representative:	Authorized Representative:

Date Signed:
Location Signed: Changzhou

Schedule

No.	Date of Agreement	Guarantor	Maximum Amount	Term
1	September 23, 2005	Changzhou Tianhe Investment Co., Ltd.	RMB30.0 million	September 23, 2005 to September 23, 2007

2	February 20, 2006	Changzhou Fulai Property Development Co., Ltd.	RMB64.0 million	February 20, 2006 to February 20, 2007

3	December 7, 2005	Changzhou City Hengtai Investment Guarantee Co., Ltd.	RMB27.0 million	December 7, 2005 to December 6, 2007